SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  October 24, 2001


                        NB&T FINANCIAL GROUP, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
---------------------------    -------------------   --------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441

Item 5.     Other Events.
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The following was contained in a press release issued by NB&T Financial
Group, Inc., on or about October 24, 2001.


EARNINGS RELEASE

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced net income for the third quarter of 2001 was $1.39 million, compared to a net loss of $132,000 for the third quarter of 2000. Net income per share was $.45 for the third quarter of 2001, compared to a net loss of $.04 per share for the third quarter of 2000. Net income for the first nine months of 2001 was $4.37 million, compared to $2.7 million for the first nine months of 2000. Net income per share was $1.38 for the nine months ended September 30, 2001, compared to $.85 through the same date in 2000.

In the third quarter of 2000, the Company restructured a portion of its securities portfolio, resulting in the recognition of an after-tax loss of $1.37 million, and increased its provision for loan losses to $725,000.

At the end of the third quarter this year, a $4.1 million loan that had been on non-accrual status since April this year was placed back on accrual status due to the improved financial condition of the borrower.

The third quarter of 2001 showed an increase in net interest income of 6.3% compared to the same quarter last year. Average loans had a slight decrease of 2.4% and average securities had an increase of 20.4% when compared to the same period last year, which resulted in an increase of 11.0% in average interest-earning assets. This change in the mix of the balance sheet, and significant decreases in market rates, decreased the tax equivalent yield on interest-earning assets from 8.13% in the third quarter of 2000 to 7.40% in the third quarter of 2001. Average interest-bearing liabilities increased 11.0% from the third quarter last year, primarily in interest-bearing checking accounts, certificates of deposit and Federal Home Loan Bank borrowing. The average cost of interest-bearing liabilities decreased from 5.08% for the third quarter of 2000 to 4.29% for the third quarter of 2001.

Non-interest income was $2.0 million, 34.8% above the third quarter of 2000. This increase was primarily due to increases in ATM network fees, Bank Owned Life Insurance (BOLI) income, and insurance agency commissions. For the first nine months of 2001, non-interest income was $5.6 million, 26.2% above the first nine months of 2000.

Non-interest expense increased 29.0% from the third quarter last year, the primary reasons being increases in salaries and benefits expense and occupancy and equipment expense related to the opening of three new branches during 2001. For the first nine months of 2001, non-interest expense was $13.3 million, 14.9% above the first nine months of 2000. The Company's effective tax rate was 19.8% during the third quarter of 2001. Performance ratios for the third quarter of 2001 included a return on assets of .89%, and a return on equity of 10.93%. For the first nine months of 2001, return on assets was .97%, and return on equity was 11.61%.

Total assets grew 12.7% to $643.5 million at September 30, 2001 from the same date last year. Total loans-net were $358.0 million, a decrease of 3.3%, while the securities portfolio increased 43.5% to $203.1 million. Total deposits increased 7.1% to $433.4 million, and short- and long-term borrowing increased 32.7% to $154.8 million. Book value per share was $16.41, and equity to assets was 7.97% as of September 30, 2001.

On September 18 the board of directors declared a dividend of $0.21 per share payable October 25, 2001, to shareholders of record September 30, 2001. This is an increase of 10.5% from the dividends declared in the third quarter of 2000.




                                  -2-


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                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NB&T FINANCIAL GROUP, INC.



                                     By: /s/ Charles L. Dehner
                                         ------------------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  October 24, 2001